Exhibit 99.1

Equity One, Inc. 1600 NE Miami Gardens Drive North Miami Beach, FL 33179 305-947-1664	For additional information: Mark Langer, EVP and Chief Financial Officer

FOR IMMEDIATE RELEASE:

Equity One Reports First Quarter 2010 Operating Results

NORTH MIAMI BEACH, FL; May 5, 2010 – Equity One, Inc. (NYSE:EQY), an owner, developer, and operator of shopping centers, announced today its financial results for the three months ended March 31, 2010.

During the first quarter the company:

•	Reported first quarter FFO of $0.24 per diluted share
•	Reported core occupancy of 90.3%, unchanged from December 31, 2009
•	Increased its ownership of DIM Vastgoed, N.V. to 93.0%
•	Completed a public offering and concurrent private placement of 5.4 million shares of its common stock in a bought transaction with net proceeds of approximately $98.9 million
•	Repaid four mortgage loans totaling $31.5 million with a weighted average interest rate of 8.6%
•	Acquired four properties for an aggregate purchase price of $42.7 million

Subsequent to March 31, 2010, the company:

•	Acquired Veranda Shoppes for $11.7 million, a 44,888 square foot Publix anchored shopping center located in Plantation, FL
•	Acquired additional shares of DIM Vastgoed, N.V. increasing its ownership to 95.5% of DIM’s issued and outstanding ordinary shares

“We are pleased with the progress we have made on several of our strategic objectives,” said Jeff Olson, Chief Executive Officer. “Our operating teams performed very well this quarter as occupancy and same property NOI were relatively flat compared to the fourth quarter of 2009. We made measurable progress on our acquisition goals and have now invested $78 million year to date in eight transactions. We are excited that we have been able to upgrade the quality of our portfolio while increasing the geographic diversification of our income and asset base in an accretive manner.”

Financial Highlights

In the first quarter 2010, Equity One generated Funds From Operations (FFO) of $20.8 million, or $0.24 per diluted share, as compared to FFO for the same period in 2009 of $57.9 million, or $0.75 per diluted share.  The first quarter 2010 FFO results include transaction costs related to the DIM tender offer and other acquisition activity of $2.1 million, or $0.02 per diluted share. Excluding these costs, FFO for the first quarter of 2010 would have been $22.9 million, or $0.26 per diluted share.

The first quarter 2009 FFO results include the following items:

•	A bargain purchase gain related to our acquisition of a controlling stake in DIM of $26.9 million, or $0.35 per diluted share;
•	Gains on early extinguishment of debt of $8.7 million, or $0.11 per diluted share;
•	Gains on sales of outparcels of approximately $1.1 million, or $0.01 per diluted share;
•	Insurance proceeds received on a property claim of $0.8 million, or $0.01 per diluted share;
•	Severance-related costs of $3.3 million, or $0.04 per diluted share.

Excluding the effects of these items, FFO for the first quarter of 2009 would have been $23.7 million, or $0.31 per diluted share.

Net income attributable to Equity One was $5.4 million, and earnings per diluted share was $0.06 for the quarter ended March 31, 2010 as compared to net income of $43.8 million, or $0.56 per diluted share, for first quarter 2009.

Operating Highlights

As of March 31, 2010, occupancy for the company’s consolidated core portfolio remained unchanged from December 31, 2009 at 90.3% and was down 120 basis points as compared to March 31, 2009.

Same-property net operating income declined 3.6% for the first quarter of 2010 as compared to the first quarter of 2009. The decline was primarily due to lower occupancy and the impact of rent reductions. Same property NOI in the first quarter was flat when compared to the fourth quarter 2009, excluding percentage rent.

During the first quarter of 2010, the company executed 36 new leases in its core portfolio totaling 106,424 square feet at an average rental rate of $12.53 per square foot, representing a 3.4% decrease from prior rents on a same-space cash basis.  Also during the first quarter, the company renewed 50 leases in its core portfolio for 105,792 square feet for an average rental rate decline of 5.1% to $17.32 per square foot on a cash basis.  In addition, the company renewed four leases in its core portfolio for 39,262 square feet subject to tenant renewal options for an average rental rate increase of 3.6% to $8.42 per square foot on a cash basis.

Acquisition Activity

On March 19, 2010, Equity One acquired Gateway Plaza at Aventura, a 29,800 square foot shopping center located in Aventura, Florida and anchored by Babies “R” Us for approximately $8.0 million. On March 31, 2010, the company acquired Copps Hill Plaza for approximately $33.4 million, a 184,528 square foot shopping center located in Ridgefield, CT anchored by Kohl’s and Stop and Shop. In addition, the company acquired two outparcels adjacent to existing shopping centers for an aggregate cash purchase price of approximately $1.3 million.

Development and Redevelopment Activities

At March 31, 2010, Equity One had approximately $43.9 million of active development projects and approximately $7 million of redevelopment projects underway. The estimated remaining cost to complete these projects is approximately $16.4 million. Costs to develop the land parcel adjacent to the company’s Westbury Plaza are not included in these amounts as such costs have not yet been determined given the preliminary stages of the design plan.

Investing and Financing Activities

Equity One repaid four mortgages during the quarter totaling $31.5 million with a weighted average interest rate of 8.6%. In addition, in connection with the acquisition of Copps Hill Plaza, the company assumed a mortgage with a principal balance of $19.8 million with a fixed interest rate of 6.06%, that matures on January 1, 2029.

In March 2010, Equity One completed an underwritten public offering and concurrent private placement of 5.4 million shares of common stock in a bought transaction generating aggregate net proceeds of approximately $98.9 million.

As of December 31, 2009, the company had voting control over 74.6% of DIM Vastgoed, N.V.’s ordinary shares. During the quarter, the company increased its ownership of DIM to 93.0%, and subsequent to quarter end the company acquired additional shares of DIM increasing its ownership to approximately 95.5%. DIM has requested that its ordinary shares be delisted from the NYSE Euronext Amsterdam and the exchange has notified the company that it has no objection to that request. In addition, Equity One has announced its intention to initiate statutory squeeze out proceedings in an attempt to gain full control and eliminate many of the general and administrative expenses incurred by DIM.

Balance Sheet Highlights

At March 31, 2010, Equity One’s total market capitalization (including debt and equity) was $2.8 billion, comprising 92.8 million shares of common stock outstanding (on a fully diluted basis) valued at $1.7 billion and $1.1 billion of net debt (excluding any debt premium/discount and net of cash). The company’s ratio of net debt to total market capitalization was 41.1%.  In addition, the company had approximately $67.2 million of cash on hand at March 31, 2010 with no amounts drawn on any of its revolving credit facilities.

FFO and Earnings Guidance

During 2010, the company will continue to focus on managing the quality of its balance sheet while seeking acquisition opportunities in selected strategic markets.  Excluding the transaction costs incurred in the first quarter of $0.02 per diluted share, Equity One is reaffirming its prior 2010 FFO guidance of $1.02 to $1.10 per diluted share.

Second Quarter 2010 Dividend Declared

On May 4, 2010, the company’s Board of Directors declared a cash dividend of $0.22 per share of its common stock for the quarter ending June 30, 2010, payable on June 30, 2010 to stockholders of record on June 15, 2010.  The $0.22 per share dividend represents an annualized rate of $0.88 per share.

ACCOUNTING AND OTHER DISCLOSURES

We believe FFO (combined with the primary GAAP presentations) is a useful, supplemental measure of our operating performance that is a recognized metric used extensively by the real estate industry, particularly REITs.  The National Association of Real Estate Investment Trusts (“NAREIT”) stated in its April 2002 White Paper on Funds from Operations, “Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time.  Since real estate values instead have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.”

FFO, as defined by NAREIT, is “net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.” NAREIT states further that “adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis.”  We believe that financial analysts, investors and stockholders are better served by the presentation of comparable period operating results generated from our FFO measure.  Our method of calculating FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

FFO is presented to assist investors in analyzing our operating performance.  FFO (i) does not represent cash flow from operations as defined by GAAP, (ii) is not indicative of cash available to fund all cash flow needs, including the ability to make distributions, (iii) is not an alternative to cash flow as a measure of liquidity, and (iv) should not be considered as an alternative to net income (which is determined in accordance with GAAP) for purposes of evaluating our operating performance.  We believe net income is the most directly comparable GAAP measure to FFO.

CONFERENCE CALL/WEB CAST INFORMATION

Equity One will host a conference call on Thursday, May 6, 2010 at 8:30 a.m. EDT to review the 2010 first quarter earnings and operating results.  Stockholders, analysts and other interested parties can access the earnings call by dialing (888) 396-2369 (U.S./Canada) or (617) 847-8710 (international) using pass code 51696758. The call will also be web cast and can be accessed in a listen-only mode on Equity One’s web site at www.equityone.net.

For those unable to participate during the call, a replay will be available on Equity One’s web site for future review. Interested parties may also access the telephone replay by dialing (888) 286-8010 (U.S./Canada) or (617) 801-6888 (international) using pass code 17765828 through May 13, 2010.

FOR ADDITIONAL INFORMATION

For a copy of the company’s first quarter supplemental information package, please access the “Investors” section of Equity One’s web site at www.equityone.net. To be included in the company’s e-mail distributions for press releases and other company notices, please send e-mail addresses to Michele Villano at mvillano@equityone.net.

ABOUT EQUITY ONE, INC.

As of March 31, 2010, Equity One owned or had interests in 184 properties, consisting of 170 shopping centers comprising approximately 19.2 million square feet, three projects in development/redevelopment, six non-retail properties, and five parcels of land.  Additionally, Equity One had joint venture interests in twelve shopping centers and one office building totaling approximately 1.9 million square feet.

FORWARD LOOKING STATEMENTS

Certain matters discussed by Equity One in this press release constitute forward-looking statements within the meaning of the federal securities laws.  Although Equity One believes that the expectations reflected in such forward-looking statements is based upon reasonable assumptions, it can give no assurance that these expectations will be achieved. Factors that could cause actual results to differ materially from current expectations include changes in macro-economic conditions and the demand for retail space in the states in which Equity One owns properties; the continuing financial success of Equity One’s current and prospective tenants; continuing supply constraints in its geographic markets; the availability of properties for acquisition; the success of its efforts to lease up vacant space; the effects of natural and other disasters; the ability of Equity One to successfully integrate the operations and systems of acquired companies and properties; and other risks, which are described in Equity One’s filings with the Securities and Exchange Commission.

EQUITY ONE, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
March 31, 2010 (Unaudited) and December 31, 2009
(In thousands)

	March 31,	December 31,
	2010	2009
ASSETS
Properties:
Income producing	$2,481,103	$2,433,431
Less: accumulated depreciation	(251,597)	(240,172)
Income producing properties, net	2,229,506	2,193,259
Construction in progress and land held for development	72,155	68,866
Properties, net	2,301,661	2,262,125

Cash and cash equivalents	67,178	47,970
Accounts and other receivables, net	5,077	9,806
Investments in and advances to unconsolidated joint ventures	11,253	11,524
Securities	834	820
Goodwill	11,477	11,477
Other assets	118,761	108,598
TOTAL ASSETS	$2,516,241	$2,452,320

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Notes Payable:
Mortgage notes payable	$536,448	$551,647
Unsecured senior notes payable	691,136	691,136
	1,227,584	1,242,783
Unamortized discount on notes payable, net	(25,168)	(25,892)
Total notes payable	1,202,416	1,216,891

Other liabilities:
Accounts payable and accrued expenses	34,174	33,251
Tenant security deposits	9,160	9,180
Deferred tax liabilities, net	48,971	50,059
Other liabilities	59,973	54,237
Total liabilities	1,354,694	1,363,618

Redeemable noncontrolling interest	989	989

Commitments and contingencies	-	-
Stockholders’ equity:
Preferred stock, $0.01 par value – 10,000 shares authorized but unissued	-	-
Common stock, $0.01 par value – 100,000 shares authorized, 92,136 and 86,131 shares issued and outstanding as of March 31, 2010 and December 31, 2009, respectively	921	861
Additional paid-in capital	1,218,004	1,110,427
Distributions in excess of earnings	(61,724)	(46,810)
Contingent consideration	-	323
Accumulated other comprehensive loss	(1,249)	(266)
Total stockholders’ equity of Equity One, Inc.	1,155,952	1,064,535

Noncontrolling interest	4,606	23,178
Total stockholders' equity	1,160,558	1,087,713

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,516,241	$2,452,320

EQUITY ONE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
For the three months ended March 31, 2010 and 2009
(In thousands, except per share amounts)
(Unaudited)

	Three months ended
	March 31,
	2010	2009
REVENUE:
Minimum rent	$53,865	$52,881
Expense recoveries	14,852	14,386
Percentage rent	1,045	1,140
Management and leasing services	373	550
Total revenue	70,135	68,957
COSTS AND EXPENSES:
Property operating	19,806	18,882
Rental property depreciation and amortization	16,333	15,268
General and administrative	10,087	12,256
Total costs and expenses	46,226	46,406
INCOME BEFORE OTHER INCOME AND EXPENSE, TAX AND DISCONTINUED OPERATIONS	23,909	22,551

OTHER INCOME AND EXPENSE:
Investment income	159	2,057
Equity in loss in unconsolidated joint ventures	(40)	(7)
Other income	53	1,050
Interest expense	(19,908)	(19,563)
Amortization of deferred financing fees	(446)	(444)
Gain on acquisition of controlling interest in subsidiary	-	26,866
Gain on extinguishment of debt	-	8,691
INCOME FROM CONTINUING OPERATIONS BEFORE TAX AND DISCONTINUED OPERATIONS:	3,727	41,201

Income tax benefit of taxable REIT subsidiaries	1,068	639
INCOME FROM CONTINUING OPERATIONS	4,795	41,840

DISCONTINUED OPERATIONS:
Operations of income producing properties sold or held for sale	-	339
Gain on disposal of income producing properties	-	1,178
INCOME FROM DISCONTINUED OPERATIONS	-	1,517

NET INCOME	4,795	43,357

Net loss attributable to noncontrolling interest	637	476
NET INCOME ATTRIBUTABLE TO EQUITY ONE, INC.	$5,432	$43,833

EARNINGS PER COMMON SHARE – BASIC:
Continuing operations	$0.06	$0.55
Discontinued operations	-	0.02
	$0.06	$0.57
Number of Shares Used in Computing Basic Earnings per Share	87,714	76,764

EARNINGS PER COMMON SHARE – DILUTED:
Continuing operations	$0.06	$0.54
Discontinued operations	-	0.02
	$0.06	$0.56
Number of Shares Used in Computing Diluted Earnings per Share	88,166	77,410

EQUITY ONE, INC. AND SUBSIDIARIES

Reconciliation of Net Income Attributable to Equity One to Funds from Operations

The following table reflects the reconciliation of FFO to net income attributable to Equity One, the most directly comparable GAAP measure, for the periods presented:

	Three Months Ended
	March 31,
	2010	2009
	(In thousands)

Net income attributable to Equity One, Inc.	$5,432	$43,833
Adjustments:
Rental property depreciation and amortization, including discontinued operations, net of noncontrolling interest	15,046	13,744
Pro rata share of real estate depreciation from unconsolidated joint ventures	309	361
Funds from operations	$20,787	$57,938

Funds from Operations is a non-GAAP financial measure.  We believe that FFO, as defined by NAREIT, is a widely used and appropriate supplemental measure of operating performance for REITs, and that it provides a relevant basis for comparison among REITs.

Reconciliation of Earnings per Diluted Share to Funds from Operations per Diluted Share

The following table reflects the reconciliation of FFO per diluted share, to earnings per diluted share, the most directly comparable GAAP measure, for the periods presented:

	Three Months Ended
	March 31,
	2010	2009

Earnings per diluted share attributable to Equity One, Inc.	$0.06	$0.56
Adjustments:
Rental property depreciation and amortization, including discontinued operations, net of noncontrolling interest	0.17	0.18
Pro rata share of real estate depreciation from unconsolidated joint ventures	-	-
Net adjustment for unvested shares and noncontrolling interest	0.01	0.01
Funds from operations per diluted share	$0.24	$0.75